                                                                   EXHIBIT 10.19

                             MEMO OF UNDERSTANDING


This memo of understanding between Stratus Computers and Tekelec signals the introduction of a unique and valuable partnership to the AIN marketplace. The combination of Tekelec's proven SS7 and STP knowledge and expertise and Stratus' industry proven SINAP product and application solutions will bring to the targeted market(s) integrated "total" AIN solutions. In addition, a "single point of contact" multivendor environment will be offered to the targeted market(s).

In is envisioned that over time the relationship will evolve from an initial marketing alliance to one undertaking joint product development and integration. For example, a product offering the features and functions of both an STP and SCP in a single, fault tolerant, scalable system combined with the benefits of a single Service Creation Environment could result and be brought to the market.

TARGET MARKET(S)

One of the first objectives of the alliance will be the joint definition and identification of the target market(s). This activity will include the quantification of the number of accounts targeted by year as well as the specific applications to be offered. In general, the early targets of the alliance are believed to be the smaller Local Exchange Carriers (LEC) and Independent Telephone Companies (ITC) as well as alliances involving multiple LECs and ITCs. Included in this effort will be the following activities and objectives.


1.       Applications required        The specific applications and services required by the targeted market(s) will be identified.  This will include an estimate of the number of licenses of each application and/or service to be sold by year by target market.

2.       Market Segmentation          The classification of the total possible market into market segments based upon such variables as number of access lines served, construction budget funds, performance requirements, motivation, state of SS7 deployment, expected in-service dates, etc.

3.       Target Market Req.           A definition of the requirements for each of the target market segments identified in item 2.

4.       Solution Packaging           How the alliance "solution" will be packaged and presented to each of the targeted markets.

5.       Competition                  The identification of the competition, positioning alliance against, strengths and weaknesses, etc.

                           October 19, 1994
                                   1 of 3

6.   Qualification profile    For each of the target market segments a profile
                              will be developed.  It is intended that this
                              profile will be used as a tool to qualify each
                              specific opportunity presented to the alliance
                              and to identify the appropriate solution approach.

MARKETING COMMUNICATIONS

It is the intent of the alliance to present to the marketplace the establishment and ongoing evolution of the alliance via several mediums which include

         o       Joint press releases
         o       Brochures
         o       Trade/Industry/Market forums, tradeshows, seminars, etc.
         o       Industry association contacts (Comptel, OPASTCO, USTA, etc.)

Representatives from Stratus and Tekelec will jointly determine the content of these items and events.

MARKETING AND SALES ACTIVITIES

It is expected that sales opportunities will be introduced to the alliance by both Stratus and Tekelec sales personnel. Over a period of time, each sales organization will become proficient in the presentation of each other's products so that each sales group can present the total solution independently, but for the first several opportunities joint sales call participation is anticipated. In addition, joint sales calls when appropriate will always be an option.

For those accounts target by the alliance, Stratus and Tekelec will act as a single team to the customer. Prime point-of-contact will be determined on a case-by-case basis as determined by Stratus and Tekelec marketing.

Coordination and logistics of sales presentations, the generation of quotations and pricing and discount strategies will be the mutual responsibility of Stratus and Tekelec marketing.

SUPPORT

The alliance must continue to be flexible in its approach to the market place in the area of product support. To a large degree, the needs and requirements of the customer will dictate the appropriate approach to be used in providing product support. It is the intent of the alliance to allow the continued provision of each parties' current methods and options of providing support to customers. This philosophy includes but is not limited to extended warranty packages, system acceptance assistance and network interoperability activities support. Stratus and Tekelec will continue discussions exploring strategies and approaches to providing post-sales support.





                               October 19, 1994
                                    2 of 3

PRODUCT STRATEGY PLANNING

As mentioned previously, Stratus and Tekelec will commit to explore the market opportunities and requirements which may be addressable by the development of an integrated AIN platform(s) utilizing Tekelec and Stratus technologies. Network elements may include Service Nodes/Intelligent Peripherals, Service Control Points, etc.

NONEXCLUSIVITY

Neither party grants or accepts any exclusivity arrangements to or with the other party.

TERM OF AGREEMENT

This agreement shall be for a term of 1 year from date of signing. The agreement shall automatically renew at its 1 year anniversary date unless terminated by either party, such termination having been executed by written notice to the other party at least 120 days prior to requested date of termination. No cause by the requesting party is required for the termination to be effective.



Signed this 27 day of October, 1994.
            --        -------     -

Tekelec:     Allan Toomer
             -----------------------------------
             Allan Toomer, Senior Vice President


Stratus:     William D. Hays
             -----------------------------------
             for Bill Elliott, Vice President





                               October 25, 1994
                                   3 of 3